MEMORANDUM


TO:  Executive Management Committee     DATE:   April 6, 1994


RE:  Salaried Employees' Stock          FROM:  T.A. Smith
     Purchase Plan



     I have received several comments from employees concerning the proposal to amend and restate the Salaried Employees' Stock Purchase Plan (the "Plan") included in Chesapeake's Proxy Statement. The following information is in response to the questions and concerns and may be shared with your employees:

     - The Plan currently has 198,880 shares remaining for issuance. The proposal to amend and restate the Plan includes authorization to issue up to 750,000 shares after July 1, 1994. If the amended and restated Plan is not approved, the Plan will run out of shares authorized for issuance within the very near future. If this occurs, the Plan will terminate and salaried employees will lose the opportunity to participate in the Plan and the Corporation will lose the benefits derived from the employees' participation.

     - The Plan currently provides a fixed company matching contribution of 30%. The amended and restated Plan allows the company matching contribution to be as much as 60%. This provision was included to provide flexibility to the Executive Compensation Committee (the "Committee") of Chesapeake's Board of Directors to set the match at any level up to the new maximum amount. The Committee has discussed prescribing a match which may vary for each plan year based on a formula relating to the Corporation's financial performance. Employees have expressed concern that the amended and restated Plan does not provide for a minimum match. Even though the Plan itself does not provide for a minimum match, the Committee has the flexibility to determine a minimum match that may apply to any given plan year. In discussing a match that may vary with performance, the Committee has discussed the desirability of setting a minimum match that may be applied to each plan year regardless of the formula or the Corporation's financial performance. The Committee has indicated that such a minimum may be necessary to assure continued participation in the Plan by salaried employees.
           The Committee has not made a final decision on the match for plan years starting after April 1, 1995 and will consider the issue at a meeting later in the year if the amended and restated Plan is approved by Chesapeake's stockholders.

     - Information that will be mailed to employees concerning the plan year commencing July 1, 1994 will inform employees that the plan year will be a short plan year ending March 31, 1995. The match for this short plan year will continue at the current 30% level. The plan year will then be a twelve month period beginning each April 1 and ending on March 31 of the following year. The match for the plan year commencing April 1, 1995 will be determined by the Committee as indicated above and announced before March 1, 1995.

     - The amended and restated Plan provides that employees who terminate participation in the Plan during any plan year and who do not receive a company matching contribution will receive a refund of their contributions plus interest. The current Plan does not provide for any interest on the employee's contributions. The interest rate that will apply for a plan year will be determined before the start of the plan year.

     The primary purpose for the amendment and restatement of the Plan is to increase the number of shares authorized under the Plan. Without this increase in share authorization, the Plan will terminate in the near future. In drafting the amended and restated Plan, we felt it was important to increase the flexibility provided by the Plan so that the Corporation can assure that the Plan meets the Corporation's and employees' objectives.

     I would be glad to discuss this matter further with you or any employee should you desire.